As filed with the Securities and Exchange Commission on May 18, 2004
                                             Registration No. 333-115546
   ======================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                               AMENDMENT NO. 1

                                  FORM SB-2
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                               MOBILEPRO CORP.
                     (Name of Registrant in Our Charter)

           Delaware                3570                 87-0419571
           --------                ----                 ----------
       (State or Other       (Primary Standard       (I.R.S. Employer
       Jurisdiction of          Industrial          Identification No.)
       Incorporation or       Classification
        Organization)          Code Number)


    6701 Democracy Blvd.,                              Jay O. Wright
          Suite 300                                6701 Democracy Blvd.,
     Bethesda, MD  20817                                 Suite 300
        (301) 315-9040                              Bethesda, MD  20817
    ----------------------                            (301) 315-9040
                                                   --------------------
    (Address and telephone                          (Name, address and
     number of Principal                         telephone number of agent
    Executive Offices and                              for service)
      Principal Place of
          Business)

                                Copies to:
                               Ernest M. Stern
                              Schiff Hardin LLP
                   1101 Connecticut Avenue, N.W., Suite 600
                           Washington, D.C.  20036
                                (202) 778-6400
                        Telecopier No.: (202) 778-6460

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           ______________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                              EXPLANATORY NOTE


        The sole purpose of this Amendment No. 1 to Form SB-2/A is to correct and restate the information provided regarding the selling stockholders in accordance with Item 507 of Regulation S-B in the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 14, 2004.
















































                            SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital has agreed to purchase up to $100 million of our common stock. In addition, in connection with the execution of the Standby Equity Distribution, we issued Cornell Capital 7,990,000 shares of common stock. None of the selling stockholders are broker-dealers or affiliates of broker-dealers and none of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

        * Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

        * Jay O. Wright, our Chief Executive Officer, intends to sell up to 15,182,500 shares underlying warrants held by him, subject to compliance with the volume limitations of Rule 144 and a lock-up agreement which prohibits the sale of any stock prior to November 15, 2004, and limits his sale of shares thereafter to no more than 1 million shares per quarter.

        * Kurt Gordon, our Chief Financial Officer, intends to sell up to 6,500,000 shares underlying warrants held by him, subject to compliance with the volume limitations of Rule 144 and a lock-up agreement which prohibits the sale of any stock prior to November 15, 2004, and limits his sale of shares thereafter to no more than 1 million shares per quarter.

        * Paul Silverman, who intends to sell up to 500,000 shares underlying warrants held by him, is Chairman of our Advisory Board.

        * Arne Dunhem, who intends to sell up to 2,000,000 shares underlying warrants held by him, is a former CEO of Mobilepro.

        * Daniel Lozinsky, who intends to sell up to 18,037,037 shares, which shares include underlying warrants held by him, subject to compliance with the volume limitations of Rule 144 and a lock-up agreement which prohibits the sale of any stock prior to October 1, 2004.

        * Newbridge Securities Corporation, which intends to sell 5,000 shares acquired pursuant to a Placement Agent
             Agreement.





   The table follows:
                                                                                                              PERCENTAGE OF
                                                                              SHARES TO BE                     OUTSTANDING
                                            SHARES         PERCENTAGE OF   ACQUIRED UNDER THE                    SHARES
                                         BENEFICIALLY   OUTSTANDING SHARES   STANDBY EQUITY    SHARES TO BE   BENEFICIALLY
                                         OWNED BEFORE   BENEFICIALLY OWNED    DISTRIBUTION     SOLD IN THE     OWNED AFTER
            SELLING STOCKHOLDER            OFFERING       BEFORE OFFERING      AGREEMENT         OFFERING     OFFERING (3)
            -------------------            --------       ---------------      ---------         --------     ------------
   Cornell Capital Partners, L.P.          7,990,000          3.3%(1)         250,000,000     252,995,000(2)      1.0%
   Jay O. Wright                           8,582,500          3.6%                      0      15,182,500           0%
   Kurt Gordon                             3,062,500          1.3%                      0       6,500,000           0%
   Paul Silverman                          1,500,000             *                      0         500,000            *
   Arne Dunhem                             9,651,911          4.1%                      0       2,000,000         1.6%
   Daniel Lozinsky                        23,083,122          9.7%                      0      18,037,037         1.0%
   Newbridge Securities Corporation           10,000             *                      0           5,000            *


   _________________________________________
   * Less than 1%.

   (1) Percentage of outstanding shares is based on 232,914,196 shares of common stock outstanding as of May 12, 2004, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of May 12, 2004 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   (2) Mobilepro cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement because the purchase price of the shares under the Standby Equity Distribution Agreement is based upon future bid prices for Mobilepro's shares at the time it requests an advance of funds from Cornell Capital and because Mobilepro has not determined the total amount of advances under the Standby Equity Distribution Agreement that it intends to request. Therefore, the number of shares of common stock registered under this registration statement in connection with the Standby Equity Distribution Agreement and upon conversion of the debentures is based on Mobilepro's good-faith estimate of the maximum number of shares that Mobilepro will issue with respect thereto based upon current market prices of the company's common stock. The shares of common stock being registered under this registration statement do not include outstanding shares owned by Cornell Capital and previously registered by Mobilepro.







   (3) Assumes Cornell Capital sells all shares purchased by it pursuant to the Standby Equity Distribution Agreement and 2,995,000 of the 7,990,000 shares of Common Stock which we issued to Cornell upon execution of the Standby Equity Distribution Agreement but retains all other of our shares currently held by it.





















































                                 SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland.

                                    MOBILEPRO CORP.



                                    By /s/ Jay O. Wright
                                       --------------------------------
                                    Name:     Jay O. Wright
                                    Title:    President and Chief
                                              Executive Officer,

                                    Date:     May 18, 2004
                                              ------------



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


   SIGNATURE                     TITLE                      DATE



   /s/ Jay O. Wright             President and Chief        May 18, 2004
   -------------------------     Executive Officer
   Jay O. Wright                 Principal Executive
                                 Officer

   /s/ Daniel Lozinsky*          Director                   May 18, 2004
   -------------------------
   Daniel Lozinsky


   /s/ Kurt Gordon*              Chief Financial Officer,   May 18, 2004
   -------------------------     Principal Financial and
   Kurt Gordon                   Principal Accounting
                                 Officer



   *By: /s/ Jay O. Wright
        --------------------
        Jay O. Wright
        Attorney-in-fact